Exhibit 14.1

DELTEK, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Revised as of December 2, 2008)

Summary

At Deltek, we are committed to maintaining high standards of ethics and integrity in both our culture and the way we conduct our business. Operating with a strong sense of ethics and integrity is critical to maintaining trust and credibility with our fellow employees, customers, vendors, suppliers, partners, stockholders and the community. An understanding of our legal and ethical standards enhances the ethics and judgment of every person in our organization.

Our Code of Business Conduct and Ethics outlines the broad principles of legal and ethical business conduct embraced by Deltek. As a Code, it is not designed to be a complete list of every legal or ethical situation you may face in the course of your career at Deltek. This Code must be applied using common sense and good judgment. Since the application of this Code depends on the honesty, fairness and integrity brought to the job by every person in our organization, each of us has a critical role to play in making it work.

If you have questions about the provisions of this Code or your conduct or the conduct of others in a particular situation, you should follow the procedures set forth in the “Compliance with the Code” section below. You should also know that you may report any failure to adhere to the standards set forth in this Code to your supervisor, the General Counsel or other appropriate persons at Deltek without fear of retaliation.

Scope of the Code

This Code applies to Deltek’s directors, officers, employees, and independent contractors throughout the world. It also constitutes the Code of Ethics for the Chief Executive Officer and senior financial officers in accordance with the regulations of the Securities and Exchange Commission.

Business Ethics Principles

Deltek is committed to maintaining a culture of high ethical standards, and we expect that commitment to be maintained throughout our organization worldwide by adhering to the following business ethics principles:

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INTEGRITY AND RESPECT: We conduct business according to high ethical standards and treat our employees, customers, vendors, suppliers, partners, stockholders and the community in which we work with dignity and respect.

•	QUALITY: We strive to deliver the highest value to our customers and partners and seek continuous improvement in all that we do.

•	RESPONSIBILITY: We take responsibility for our words and actions.

•	HONESTY: We are committed to dealing honestly with our customers, fellow employees, vendors, suppliers, partners and stockholders.

•	COMPLIANCE: We have an unwavering commitment to comply with all laws and regulations that govern Deltek’s business.

When making business decisions, we should ask ourselves several important questions to help determine if a specific action is proper:

•	Do my actions seem unethical, improper or illegal?

•	Are my actions consistent with the overall principles set forth in this Code as well other Deltek policies?

•	Would I want my actions reported publicly?

•	What would my family, friends, supervisor or co-workers think of my actions?

•	Will there be any direct or indirect negative consequences for Deltek?

Compliance with Rules and Regulations

We expect you to comply with the spirit as well as the letter of applicable laws or regulations in all countries in which we operate.

Numerous laws and regulations in the jurisdictions in which we conduct business establish obligations with which we must comply. We must comply with the laws in all countries in which we operate, including export and immigration laws, among others. The fact that in some countries certain laws prohibiting particular conduct are not enforced in practice, or that violations are not subject to public criticism or censure, will not excuse noncompliance with those laws. Any person who violates these laws or regulations not only risks individual indictment, prosecution, penalties and civil actions but may also subject Deltek to the same risks and penalties. Any person who violates these laws may be subject to immediate disciplinary action, including possible termination of his or her employment or affiliation with Deltek. If you are uncertain whether a particular action or course of conduct is permissible, you should refrain from engaging in the action or conduct until a determination has been made by the General Counsel. When faced with situations that require some knowledge of the law, you should seek advice from the General Counsel.

In addition to this Code, we also have an employee handbook that covers certain legal and other matters that are designed to foster good corporate citizenship and compliance with the laws and regulations applicable to Deltek. The employee handbook may be found on Deltek’s Intranet.

Competition and Fair Dealing

You should deal honestly, ethically and fairly with Deltek’s customers, vendors, suppliers, partners and competitors.

You may not engage in unfair methods of competition or unfair or deceptive acts and practices. You should not take advantage of anyone through manipulation, concealment, abuse of privileged information or misrepresentation of facts or any other unfair dealing. Business records and communications often become public, and you should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that may be misunderstood.

You should not:

•	Mislabel or mischaracterize our products or services

•	Make false or deceptive claims or comparisons regarding competitors or their products or services

•	Improperly influence others to obtain or reward favorable treatment, including making or offering bribes, payoffs or kickbacks

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Acquire or seek to acquire, use or disclose a competitor’s trade secrets or confidential or proprietary information improperly, including inducing disclosures of confidential or proprietary information by past or present employees of other companies

•	Provide inaccurate or misleading reports, certifications, claims or statements to any employee, customer, partner, government agency or official

Workplace Responsibilities

We are firmly committed to providing equal opportunity in all aspects of employment and have a “zero-tolerance policy” for illegal discrimination or harassment.

Deltek is an equal opportunity employer. We do not tolerate unlawful discrimination or harassment on the basis of sex, age, race, color, sexual orientation, national origin, religion, marital status, disability, veteran status or any other classification protected by law.

We are committed to providing a work environment that is free from unlawful discrimination or harassment of any type. We will not tolerate the use of discriminatory slurs, unwelcomed, unsolicited sexual advances or harassment, threats of physical harm, violent behavior or any other remarks, jokes or conduct that creates or fosters an offensive or hostile work environment. If you believe that you are being subjected to harassing or discriminatory behavior, or if you observe or receive a complaint regarding such behavior, you should report it to your supervisor, or if you feel you cannot talk directly with your supervisor, you should notify your supervisor’s supervisor, any Human Resources manager or the General Counsel.

Use of Alcohol and Drugs

We are committed to providing a safe and healthy work environment, free from the problems associated with substance abuse.

All employees are prohibited from being under the influence of alcohol or illegal drugs during working hours or while conducting Company business. In addition, no alcoholic beverage may be brought or consumed on Deltek-owned or operated premises except in connection with a Deltek event, meeting or other business or social gathering where alcohol is permitted. Of course, your supervisor has full discretion to determine that his or her reports may not consume alcohol at such an event, meeting or gathering at which alcohol otherwise is permitted. You can find additional information about our alcohol and drug policies by clicking on the following link: Deltek Employee Handbook.

Where alcohol is consumed while on Deltek business or at Deltek events, internal meetings or other business or social gatherings with co-workers, clients, potential clients or others with whom we have a business relationship, it is absolutely necessary that employees use appropriate judgment and remember that we are representing ourselves and the Company. Moderation is always essential, and intoxication is a violation of Company policy. In addition, intoxication may lead to other inappropriate behavior that separately violates Company policy.

Conflicts of Interest

To maintain a high degree of integrity in the conduct of our business and to maintain independent judgment, you should avoid any activity involving personal interests that creates, or has the appearance of creating, a conflict between your interests and the interests of Deltek.

Factors you should consider in evaluating whether there may be a conflict between your interests and the interests of Deltek include:

•	Could my outside business or financial interests adversely affect my job performance or my judgment on behalf of Deltek?

•	Could my outside business or financial interests adversely affect the job performance or judgment of others with whom I work?

•	Can I reasonably conduct my activity outside of normal work hours?

•	Will I be using Deltek equipment, materials or proprietary or confidential information in my activities?

•	Could the activity enhance or support a competitor’s position?

•	Could the activity result in improper financial or other benefit to me or one of Deltek’s customers, vendors, partners, suppliers or other service providers?

•	Could the activity appear improper to an outside observer?

The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

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Employment by or performing outside work or otherwise engaging in any outside activity or enterprise that could interfere in any way with job performance or create a conflict with Deltek’s interests. For example, an employee developing software, on his or her own time without using Deltek equipment, could raise a potential conflict of interest even if the product does not compete with a Deltek product or service. Activity that enhances or supports the position of a competitor is prohibited.

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Owning, directly or indirectly, a significant financial interest in any entity, whether private or publicly traded, that conducts business, seeks to conduct business or competes with Deltek. As a rule of thumb, a significant interest would be controlling greater than 5% of securities or other beneficial interest in a company or other business, but lesser interests may create a conflict depending on the circumstances. You must seek authorization from the General Counsel in advance if you plan to own such an amount.

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Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that conducts business or seeks to conduct business with Deltek, except in accordance with Deltek policy and the policies of the third parties.

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Taking personal advantage of corporate opportunities that are presented to you or discovered by you as a result of your position with Deltek or through your use of corporate property or information, unless authorized by the General Counsel. You owe a duty to Deltek to advance its legitimate interests when the opportunity to do so arises.

•	Conducting Deltek business transactions with a family member, “significant other” or person who shares your household or a business in which you or those persons have a significant financial interest.

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Service on the board of a competitor, customer, vendor, supplier, partner or other service provider of Deltek. Service on the board of a competitor is prohibited, and service on the board of a customer, vendor, supplier, partner or other service provider of Deltek or any for-profit organization requires authorization from the General Counsel in advance.

Confidential and Proprietary Information

All confidential and proprietary information concerning Deltek obtained by you is the property of Deltek and must be protected and must not be improperly disclosed to third parties.

In addition, in the course of serving our customers and partners, you may learn confidential or proprietary information about them that Deltek is required to protect. It is equally important that you guard against the improper disclosure of this information.

Deltek confidential and proprietary information includes all non-public information that might be of use to competitors or that could harm Deltek if disclosed. You must maintain the confidentiality of such information entrusted to you by Deltek, its customers, its partners, its vendors and its suppliers, except when disclosure is authorized by Deltek or required by law. The obligation to keep this information confidential includes communications with family members and continues even after your employment relationship with Deltek ends.

Third parties, including the media, securities analysts, institutional investors and investment advisers, among others, may ask you for information about Deltek. You may not discuss internal Deltek matters with, or disseminate internal Deltek information to, any third parties, except as required in the performance of your duties. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of Deltek’s authorized spokespersons.

Confidential and proprietary information includes, but is not limited to:

•	Deltek’s trade secrets, including customer lists and contacts

•	Deltek’s software programs, including source and object code, product features and functionality, including future product development plans

•	Deltek’s designs, inventions, ideas, know-how, processes and techniques

•	Information about Deltek’s new products, marketing plans, product roadmaps and product ship dates

•	Deltek’s research and development efforts

•	Information regarding existing or potential contracts, orders, suppliers and customers

•	Deltek’s business trends and projections

•	Information about Deltek’s employees

•	Information about Deltek’s financial performance or targeted financial performance

•	Information relating to potential acquisitions by or of Deltek

•	Information relating to Deltek’s investments and potential divestitures

Insider Trading

You are not permitted to use or share non-public information acquired through your employment relationship regarding Deltek or any other entity for the purpose of trading securities of Deltek or such entity.

U.S. federal law prohibits persons from, directly or indirectly, trading in stock or other securities while in possession of material non-public information (“Insider Information”). If you have Insider Information about Deltek, you may not trade while you possess that information. This same prohibition applies to trading in the stock of other publicly held companies, such as existing or potential customers, business partners or suppliers, on the basis of Insider Information. If you trade on Insider Information (or tip such Insider Information to others) you can be personally liable for civil and criminal fines and face the possibility of a jail sentence. These restrictions also apply to your family members, friends and associates, and “tipping” others who might make an investment decision on the basis of this information is both unethical and illegal. For additional information, please see Deltek’s Insider Trading Policy by clicking on the link provided above. You are required to comply with the terms of the Insider Trading Policy and to annually certify your compliance with the terms of the policy.

If you have a question concerning the appropriateness or legality of a particular securities transaction, it is essential that you consult with the General Counsel.

Protection and Use of Deltek Assets

You have a duty to protect Deltek’s assets and ensure their proper use.

Deltek assets are to be used only for the legitimate business purposes of Deltek and only by authorized personnel. This includes both tangible assets, such as office supplies, and intangible assets such as software programs, trade secrets, patents, trademarks, copyrights, other intellectual property rights, business, marketing and service plans, designs, databases, employee records and any unpublished financial data and reports. Unauthorized use, alteration, destruction, disclosure or distribution of these assets, as well as theft or waste of these assets may have a direct adverse impact on Deltek’s business and could subject you to disciplinary action, up to and including termination of employment or affiliation with Deltek.

We provide computers, voice mail, email, and Internet access to employees for the purpose of achieving Deltek’s business objectives. Your improper or illegal use of these Deltek resources could reflect poorly on Deltek, damaging our reputation, as well as exposing you and Deltek to legal liability. As a result, you may not use email, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the standards embodied in this Code or Deltek’s other policies. Please keep in mind that any information stored on Deltek-supplied computer equipment or any Deltek information, whether stored on Deltek-supplied computer equipment or personally owned equipment, may be accessed by Deltek, so you have no expectation of privacy with respect to such information.

You should not make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books and databases created or being used by Deltek unless you are authorized to do so.

Maintenance of Corporate Books, Records, Documents and Accounts

You must ensure that all Deltek documents are completed accurately, truthfully, in a timely manner, and, when applicable, reflect proper authorization.

Financial activities are to be recorded in compliance with all applicable laws and accounting practices. To ensure that accurate financial and administrative information is maintained, you should not permit or take any action that would result in the inaccurate recording of entries in our books, records and ledgers. We require that:

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No entry be made in our books and records that hides or disguises the nature of any transaction or of any of our assets, liabilities, revenues or expenses, or otherwise misclassifies any transactions as to accounts or time periods

•	Transactions be supported by appropriate documentation

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The terms of sales and other commercial transactions are reflected accurately in the documentation for those transactions, and our books and records reflect such documentation and are accurate and complete. Side agreements are strictly prohibited

•	All employees comply with our system of internal controls

•	No cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we will rely upon our accounting and other business and corporate records in preparing any periodic or current reports that we may file with the Securities and Exchange Commission (the “SEC”). These reports must provide full, fair, accurate, timely and understandable disclosure. All persons who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Deltek that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures.

In addition:

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You may not take or authorize any action that would cause our financial records or financial disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations.

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You may not make (or cause or encourage any other person to make) any false or misleading statement to our independent public accountants or in any of our statements and reports that may be filed with the SEC or omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our statements and reports accurate in all material respects.

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You should not coerce, manipulate, mislead, or fraudulently influence (or cause or encourage any other person to coerce, manipulate, mislead or fraudulently influence) Deltek’s independent public accountants.

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You must cooperate fully with our Finance Department, as well as with our independent public accountants, Internal Audit and inside and outside legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as any statements and reports filed with the SEC, are accurate and complete.

•	You must never provide advice to anyone outside of Deltek, including customers, vendors, suppliers and partners, about how they should be recording or reporting their own revenues and expenses.

If you become aware of any departure from these standards you have a responsibility to report this information promptly to the General Counsel or the Audit Committee of the Board of Directors. Please see “Compliance with the Code” below.

Gifts and Entertainment

You must not offer or receive gifts or entertainment that are intended to improperly influence behavior.

Payments, gifts and expenses that are meant to influence others to do business with Deltek are not permitted and could lead to severe consequences for the Company and the individual involved. Gifts, favors, benefits and entertainment may only be provided or accepted if reasonable in amount and permitted under applicable law. Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

Individuals will not be reimbursed for expenses that are not reasonable in amount or that are not permitted under applicable law. Except with respect to Company-sponsored programs (e.g., Washington Redskins games and Verizon Center and Wolf Trap events), providing the following gifts or entertainment to a third party, or accepting the following gifts or entertainment from a third party, will require the advance approval of your EVP/SVP:

•	Seasonal gifts in excess of $100 per person per occasion or $300 per person in any 12-month period.

•	Promotional items (such as coffee mugs, t-shirts or desk ornaments) in excess of $100 per person in any 12-month period.

•	Entertainment expenses in excess of $250 per person per occasion or $500 per person in any 12-month period.

•	Meal expenses in excess of $200 per person per occasion or $750 per person in any 12-month period.

•	Refreshment expenses in excess of $100 per person per occasion.

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Any gifts from vendors or Company partners in excess of $25 per person per occasion (though your supervisor has full discretion to determine that his or her reports may not accept any gifts from vendors, particularly when an employee works directly with vendors as a primary part of his or her function).

Advance approval of amounts in excess of these amounts generally is required, though there may be rare instances when circumstances dictate that approval be obtained after the fact. Note also that a number of the limits are “per person.” If, for example, a business dinner involves a Company salesperson and two persons from a client, the maximum meal expense for the party of three is $600.

Common sense and moderation should always prevail in business entertainment, gift-giving, and gift-receiving. Depending on the circumstances, even gifts or entertainment that are below these thresholds may be inappropriate. If possible, employees should try to check beforehand to find out whether a gift or expense violates a third party’s own gift or expense policy.

If there is a potential legal issue (for example, if the gift or expense relates to a government official), your EVP/SVP also may need to consult with the General Counsel. If you have any questions about whether a particular gift, benefit or expense is permissible, you should contact your supervisor. If your supervisor is in doubt, he or she may contact his or her SVP/EVP or the General Counsel. In addition, you can find out additional information about our gift and expense policies by clicking on the following link: Deltek Employee Handbook.

Intellectual Property

You have a duty to protect Deltek’s intellectual property rights and must maintain the confidentiality of Deltek’s trade secrets, copyrights, trademarks, patents and other proprietary information.

Besides its people, Deltek’s most important assets are its intellectual property rights, including its copyrights, patents, trademarks, and trade secrets. Each employee is responsible for protecting Deltek’s intellectual property rights by complying with Deltek’s policies and procedures for their protection. This obligation even applies to former employees of Deltek. An important element of such protection is maintaining the confidentiality of Deltek’s trade secrets and other proprietary information. Deltek also respects the intellectual property of others. It is against Deltek policy to reproduce copyrighted software, documentation or other materials without permission. Deltek respects the limitations specified in the licensing agreements with its software suppliers, and Deltek employees are not permitted to use or copy software or documentation except to the extent that the applicable license agreement allows such use or copying. Deltek will provide any software necessary for employees to adequately perform their functions under appropriate licensing agreements with vendors. Deltek employees may not post copyrighted content to any internal or external website or other electronic forum without first obtaining the permission of the copyright owner. Consult the General Counsel if you have additional questions about intellectual property issues.

Dealing with the Government

Deltek employees who deal with any governmental agency are responsible for understanding and complying with all rules applicable to such agency.

Deltek strictly observes the laws, rules and regulations that govern the acquisition of goods and services by any governmental agency of any country. Activities that may be appropriate when dealing with non-government customers may be improper and even illegal when dealing with the government. Deltek employees who deal with any governmental agency are responsible for learning and complying with all rules that apply to acquisitions by that governmental agency. No Deltek employee shall attempt to obtain, from any source, government information that is procurement-sensitive, such as pre-award, source selection information, or any proprietary information of a competitor in circumstances where there is reason to believe the release of such information by the government is unauthorized. Deltek employees must strictly observe all laws and regulations regarding classified information. Employees are prohibited from providing or receiving anything of value, directly or indirectly, for the purpose of obtaining or rewarding favorable treatment, including influencing a procurement action.

The U.S. Foreign Corrupt Practices Act also prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

Government departments and agencies generally are governed by laws and regulations concerning acceptance by their employees of entertainment, meals, gifts, gratuities and other things of value from firms and persons with whom those departments and agencies do business or over whom they have regulatory authority. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Deltek’s policy, but could also be a criminal offense. Your supervisor or the General Counsel can provide guidance to you in this area.

Political Contributions

The use of any Deltek assets in the political arena must be cleared in advance.

Deltek encourages participation of Deltek employees in the political process – individually, in their communities. To protect itself from legal or appearance problems, Deltek takes seriously its obligations under lobbying laws, gift laws, and laws pertaining to political contributions. Laws regarding political activity (lobbying laws, gift laws, political contributions) vary greatly from jurisdiction to jurisdiction and are, in many cases, subject to interpretation and circumstance.

As a result of the labyrinth of laws and regulations in this area, all political contributions made by Deltek, including attendance, participation, and/or sponsorship of political events, receptions, dinners or similar activities, must be cleared in advance through the General Counsel and the CEO. In addition, corporations are prohibited in many cases from giving to campaigns, and some campaign laws interpret use of corporate resources ( e.g., equipment, email, stationery or personnel) as corporate donations. You must, therefore, check with the General Counsel about the laws governing your locality before using any company resources for political campaigns or fundraising.

Compliance with the Code – Obtaining Guidance; Reporting Possible Violations

If you are unsure of what to do in any situation, seek guidance before you act. Questions about the Code or possible violations should be referred to your supervisor, another manager, the General Counsel or the Ethics Hotline or, in certain circumstances, the Audit Committee of the Board of Directors.

All of us must work to ensure appropriate compliance with this Code and prompt and consistent action against violations. This Code sets forth certain general guidelines, and does not deal with every specific situation that may arise. If in your judgment, something seems unethical or improper, it probably is. If you have any questions regarding any suspected violations, you should do one of the following:

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Contact your Supervisor or another Manager. All supervisors maintain an “open door” policy with regard to employee questions, including those relating to business conduct and ethics. Never hesitate to talk to your supervisor, no matter how small or insignificant an issue may seem. If you are uncomfortable discussing your questions with your supervisor, you should speak to another manager or the General Counsel.

•	Contact the General Counsel. You may always discuss any question relating to the Code or known or suspected violations with the General Counsel.

•	Contact the Ethics Hotline. The Ethics Hotline is established to provide a means to report potential wrongdoing. The Hotline phone numbers are:

United States and Canada	1-888-216-3185

Australia	1-800-339276

Hong Kong	800-964214

Philippines	1-800-1-114-0165

United Kingdom	08-000328483

International Direct	1-503-748-0571

and the Hotline is available 24 hours a day, seven days a week. Alternatively, concerns or complaints may be submitted to the Hotline at www.ethicspoint.com (click on “File a New Report” and enter “Deltek” as the Organization Name). Persons who contact the Hotline have the option of remaining anonymous.

When confronted with violations or suspected violations of the Code:

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You must report such violations or suspected violations to your supervisor, another manager or the General Counsel, who shall promptly consider the information submitted to them and take appropriate action in accordance with the law and Deltek policies. You may also report suspected violations, complaints or concerns to Deltek’s Ethics Hotline at the phone numbers and Website address listed above. Submissions to the Ethics Hotline may be made anonymously. All reports of violations will be kept in confidence to the extent appropriate or permitted by law or applicable Deltek policy.

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If the matter relates to issues of accounting, internal accounting controls or auditing matters, you may submit the matter to the Audit Committee of the Board of Directors through the Ethics Hotline at the phone numbers and Website address listed above. Deltek’s Accounting Complaints Policy may be accessed by clicking on the link provided above.

You may also submit such concerns or complaints to the Audit Committee in writing to Deltek, Inc., Audit Committee, c/o General Counsel, 13880 Dulles Corner Lane, Herndon, Virginia 20171. All such concerns or complaints will be reported to the Audit Committee. Submissions to the Audit Committee may be anonymous. The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

Everyone is expected to become familiar with and understand the requirements of this Code and other Deltek policies. If you become aware of a suspected violation, do not try to investigate it or resolve it on your own. Prompt disclosure to the appropriate persons is vital to ensuring a thorough and timely investigation and resolution. A violation of this Code and other Deltek policies is a serious matter and could have legal implications for both you and Deltek. Allegations of such behavior will be taken seriously and should always be made in good faith.

While it is Deltek’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, intellectual property laws or any other federal, state or foreign law, rule or regulation, to the appropriate law enforcement or regulatory authority.

No retaliation shall be taken against you for reporting possible violations while acting in good faith. Persons who retaliate in violation of this Code may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which an employee reports a suspected violation in good faith, Deltek will attempt to keep its discussions and actions confidential to the greatest extent possible. However, in the course of its investigation, Deltek may find it necessary or desirable to share information with others both inside and outside of Deltek on a “need to know” basis. Your cooperation in any investigation is required.

Investigations and Disciplinary Actions

When an alleged violation of this Code or applicable laws is reported, the appropriate Deltek employee or external party shall investigate the reported incident promptly. If any investigation indicates that a violation of this Code or applicable laws has occurred, we will take such action as we believe to be appropriate under the circumstances. This may include disciplinary actions, including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary and termination of employment or affiliation with Deltek, and in appropriate cases, civil or criminal action. Appropriate action may also be taken to deter any future violations. Certain violations of this Code may require Deltek to refer the matter to the appropriate law enforcement or regulatory authorities for investigation or prosecution.

Every Deltek supervisor shall be responsible and accountable for monitoring the compliance of his or her employees with the requirements set forth in this Code.

Waivers

While the policies contained in this Code must be strictly adhered to, in rare cases exceptions may be appropriate. If you believe that a waiver of any policy contained in the Code is appropriate, you must contact the General Counsel, who is responsible for approving any waivers of this Code with the concurrence of the CEO. Any waiver with respect to executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or members of our Board of Directors may be authorized only by our Board of Directors or a committee of the Board, to the extent permitted by applicable regulatory rules, and will be disclosed to stockholders as required by applicable laws, rules and regulations.

Certifications

All new directors, executive officers and employees must promptly sign an initial certificate of compliance stating that they have read and understand and will comply with the Code of Business Conduct and Ethics, including the Insider Trading Policy. The Company also requires each director, executive officer and employee to sign an annual certificate of compliance stating that they have reviewed and understand the Code of Business Conduct and Ethics and the Insider Trading Policy, and they have complied, and will continue to comply, with both the Code and the Policy.